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                                                                 Exhibit 10.4(a)


                  AMENDMENT NO. 2 TO FRONTIER AIRLINES, INC.
                            1994 STOCK OPTION PLAN


        WHEREAS the Board of Directors of Frontier Airlines, Inc. (the "Company") on May 14, 1996 adopted a resolution that the number of shares of common stock available for grant of stock options under the Company's 1994 Stock Option Plan be increased by 500,000 to a total of 2,250,000; and,

        WHEREAS the foregoing increase in the number of shares of common stock available for grant of stock options was approved by vote of the Company's shareholders at the annual meeting of shareholders held on September 13, 1996.

        NOW, THEREFORE, the Frontier Airlines, Inc. 1994 Stock Option Plan is hereby amended as set forth below.

Section 3(a) of the Frontier Airlines, Inc. 1994 Stock Option Plan is deleted and replaced by the following:

        3.   Stock Subject to the Plan
             -------------------------

             (a) Subject to adjustment as provided in Section 10 below, the aggregate number of shares of Stock ("Shares") to be delivered upon exercise of all Options granted under the Plan shall not exceed two million two hundred fifty thousand (2,250,000).

Dated the 19th day of September, 1996.

FRONTIER AIRLINES, INC.

By:  /s/ Samuel D. Addoms
   -----------------------------------
         President